Exhibit 99.1
Contacts:
Investors: Jim Goff, InterMune, Inc., 415-466-2228, jgoff@intermune.com
Media: Pam Lord, Porter Novelli Life Sciences, 619-849-6003, plord@pnlifesciences.com
InterMune Discontinues Phase 3 INSPIRE Trial of Actimmune in Idiopathic Pulmonary Fibrosis
BRISBANE, Calif., March 5, 2007 — InterMune, Inc. (Nasdaq: ITMN) today announced that it has discontinued the Phase 3 INSPIRE clinical trial evaluating Actimmune® (interferon gamma-1b) in patients with idiopathic pulmonary fibrosis (IPF) based upon the recommendation of the study’s independent data monitoring committee (DMC). In a planned interim analysis that included a total of 115 deaths, the DMC found the overall survival result crossed a predefined stopping boundary for lack of benefit of Actimmune® relative to placebo. Among the 826 randomized patients, there was not a statistically significant difference between treatment groups in overall mortality (14.5% in the Actimmune group as compared to 12.7% in the placebo group). Based on a preliminary review of the interim safety data, the adverse events associated with Actimmune® therapy appear generally consistent with prior clinical experience, including constitutional symptoms, neutropenia and possibly pneumonia.
INSPIRE was a randomized, double-blind, placebo-controlled Phase 3 study designed to evaluate the safety and efficacy of Actimmune® in IPF patients with mild to moderate impairment in lung function. The primary endpoint was survival time. The lack of benefit stopping boundary was developed to allow for early study termination in the event interim data were statistically inconsistent with a clinically meaningful treatment effect of Actimmune®. InterMune plans to submit the data from the Phase 3 INSPIRE trial for presentation at an appropriate medical meeting and for publication in a peer-reviewed journal.
“The interim results of the INSPIRE trial and our decision to discontinue the trial are disappointing,” said Steve Porter, M.D., Ph.D., Chief Medical Officer at InterMune. “We are extremely grateful for the strong support we received from physicians, healthcare providers and

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especially the patients who participated in the clinical evaluation of Actimmune®. The overall conduct of the study by investigators and the participation by patients were exemplary.”
Dan Welch, President and Chief Executive Officer of InterMune, said, “Although we are disappointed by this result with Actimmune®, we remain committed to addressing the significant unmet medical need in IPF with pirfenidone through our Phase 3 CAPACITY program. A positive treatment effect of pirfenidone on lung function has been supported in several Phase 2 studies and in a Phase 3 study as recently reported by Shionogi & Co., Ltd. We also are focused on advancing our novel hepatitis C virus drug candidate, ITMN-191. In collaboration with our partner Roche, our Phase 1a study of ITMN-191 is proceeding as planned.”
Mr. Welch continued, “We will promptly evaluate the implications of the INSPIRE study termination on our corporate strategy and our infrastructure. We expect to provide an update on this evaluation, including revised financial guidance, in the near future.”
About Actimmune®
Actimmune® is a synthesized version of interferon gamma, a naturally occurring protein believed to stimulate the immune system. InterMune markets Actimmune® for the treatment of two life-threatening congenital diseases: chronic granulomatous disease and severe, malignant osteopetrosis. The most common side effects are flu-like symptoms, including headache, fatigue, fever, chills and rash. Physicians and patients can obtain additional prescribing information regarding Actimmune® including the product’s safety profile, by visiting www.actimmune.com.
About InterMune
InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and hepatology. InterMune has a pipeline portfolio addressing idiopathic pulmonary fibrosis (IPF) and hepatitis C virus (HCV) infections. The pulmonology portfolio includes the Phase 3 program, CAPACITY, which is evaluating pirfenidone as a possible therapeutic candidate for the treatment of patients with IPF and a research program focused on small molecules for pulmonary disease. The hepatology portfolio includes the HCV protease inhibitor compound ITMN-191 in Phase 1a, a second-generation HCV protease inhibitor program, and a research program evaluating a new target in hepatology. For additional information about InterMune and its R&D pipeline, please visit www.intermune.com.
Except for the historical information contained herein, this press release contains certain forward-looking statements that involve risks and uncertainties, including without limitation the statements related to the progress, future patient enrollment in and timing of InterMune’s clinical trials and announcements of results thereof, and the timing of an updated evaluation of strategy, infrastructure and forward-looking financial guidance related to the discontinuation of the INSPIRE clinical trial. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading ‘Risk Factors’ in InterMune’s annual report on Form 10-K filed with the SEC on March 13, 2006 (the “Form 10-K”) and updates included in the most recent Form 10-Q filed with the SEC on November 7, 2006 (the “Form 10-Q”), and other periodic reports filed with the SEC, including the following: (i) risks related to the development of our product and product candidates; (ii) risks related to timely patient enrollment and retention in clinical trials, including the use of third parties to conduct such clinical trials; (iii) risks related to achieving positive clinical trial results; (iv) risks related to the uncertain, lengthy and expensive clinical development and regulatory process, including having no unexpected safety, toxicology, clinical or other issues; (v) risks related to our collaboration agreement with Roche; (vi) the results of the InterMune CAPACITY trials of pirfenidone may differ from those of Shionogi’s Phase 3 trial; and (vii) risks related to our intellectual property rights. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the Form 10-K and InterMune’s other periodic reports filed with the SEC.
NOTE: Actimmune® is a registered trademark of InterMune, Inc. Each other trademark, trade name or service mark appearing in this news release belongs to its holder.
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